UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2011
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	1-33169	41-1967918

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 475 Minnetonka, Minnesota	55345

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 564-3500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(b) On June 23, 2011 and June 27, 2011, respectively, Geoffrey J. Obeney and Brett A. Shockley provided us with notice of their intentions to resign from our Board of Directors, effective June 30, 2011.
(d) On June 28, 2011, our Board of Directors, upon the recommendation of our Corporate Governance and Nominating Committee, elected Ozarslan A. Tangun and Michael C. Howe to our Board of Directors, effective July 1, 2011. Each of our directors is elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until his or her respective successor is elected and duly qualified, or until his or her death, resignation or removal.
Mr. Howe, age 58, is the principal of Howe Associates, Inc., an angel investment and consulting organization assisting clients with growth opportunities, organizational effectiveness and enhancement in enterprise-wide innovation. Mr. Howe was worked with our company as a consultant through Howe Associates, Inc. since December 2010 to perform a business planning and strategy project. From 2005 through 2008, Mr. Howe was the President and Chief Executive Officer of MinuteClinic, Inc., a provider of convenient walk-in healthcare service. While at MinuteClinic, he designed and executed the company’s national expansion efforts taking it from 19 health care clinics in 2 states to more than 525 health care clinics in 25 states, before the company was acquired by CVS Caremark Corporation in 2006. From 1995 to 2004, Mr. Howe served in various roles at Arby’s Inc., most recently as President and Chief Executive Officer from 1999 to 2004. Prior to 1995, Mr. Howe served in a variety of sales management positions at the KFC Division of YUM! Brands, Inc., Helene Curtis Industries, Inc. and Proctor and Gamble. Mr. Howe is also expected to join the board of directors of IntegraMed America, Inc., effective July 1, 2011.
Mr. Tangun, age 39, is the founder and managing member of Patara Capital Management, LP, an investment partnership founded in April 2006. Prior to establishing Patara Capital, he was employed by Southwest Securities, a full service brokerage firm based in Texas, from 1995 to 2006. During that time, Mr. Tangun held the position of Director of Research for over six years. He also held the positions of Senior VP and Associate Director of Research. Mr. Tangun served on the board of directors of XETA Technologies, Inc. from April 2009 until May 2011 and HearUSA, Inc. from October 2009 until May 2011.
There are no arrangements or understandings between Messrs. Howe and Tangun and any other person pursuant to which they were elected as directors, and no transactions in which either Mr. Howe or Mr. Tangun has an interest requiring disclosure under Item 404(a) of Regulation S-K, except that Mr. Howe has served as a consultant to our company since December 2010. For such services, Howe Associates, Inc. has received $260,000 and Mr. Howe received a ten-year option to purchase 300,000 shares of our common stock at $1.40 per share, which has vested in full pursuant to the terms of his consulting agreement. Messrs. Howe and Tangun have been appointed to Committees of our Board as set forth in Item 8.01 below. Such information is incorporated by reference in response to this Item 5.02.
Effective July 1, 2011, Messrs. Howe and Tangun will each receive a ten-year option for the purchase of 40,000 shares of common stock at a per share exercise price equal to the closing price of one share of our common stock on July 1, 2011. Such options will vest in four equal annual installments commencing with 25% exercisable on the date of grant with the remaining 25% installments exercisable on each anniversary of the date of grant until vested in full.
In addition, Messrs. Howe and Tangun are each entitled to the standard compensation we pay our non-employee directors: (1) $45,000 in annual compensation for the Chairman of the Board and $3,500 in annual compensation for the Chairmen of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee; and (2) Board and Committee meeting fees as follows: full Board meetings ($1,500) and Committee meetings ($1,000). Attendance at meetings on a telephonic basis and not in person with other members of the Board or Committee earns one-half the stated rate of compensation. For the purposes of earning the cash compensation for meeting attendance as set forth above, “attendance” does not include attending a meeting that lasts for 15 minutes or less. In addition, Messrs. Howe and Tangun may receive other equity-based compensation from time to time.
We issued a press release on June 28, 2011 regarding this Board transition, which is attached hereto as Exhibit 99.

ITEM 8.01 OTHER EVENTS.
On June 28, 2011, our Board of Directors reconstituted its Committees in light of the transitions discussed under Item 5.02. Effective July 1, 2011, (1) Stephen F. Birke, Gregory T. Barnum (Chair) and Ozarslan A. Tangun will serve as members of the Audit Committee, (2) Stephen F. Birke (Chair), Gregory T. Barnum and Thomas J. Moudry will serve as members of the Compensation Committee, (3) Stephen F. Birke, Gregory T. Barnum and Ozarslan A. Tangun (Chair) will serve as members of the Corporate Governance and Nominating Committee, and (4) Stephen F. Birke, Gregory T. Barnum, Michael C. Howe and Scott W. Koller (Chair) will serve as members of the Executive Committee.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) See “Exhibit Index.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2011	Wireless Ronin Technologies, Inc.
	By	/s/ Scott N. Ross
Scott N. Ross
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release dated June 28, 2011.